                                                                     EXHIBIT 4.2

                   CERTIFICATE OF CORRECTION FILED TO CORRECT
               A CERTAIN ERROR IN THE CERTIFICATE OF DESIGNATIONS
                                       OF
                                    TIVO INC.

                  FILED IN THE OFFICE OF THE SECRETARY OF STATE
                        OF DELAWARE ON JANUARY 17, 2001.


     TiVo Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     1. The name of the corporation is TiVo Inc.

     2. That a Certificate of Designations of Series B Junior Participating Preferred Stock was filed with the Secretary of State of Delaware on January 17, 2001 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

     3. The inaccuracy or defect of said Certificate to be corrected is as follows: The number of shares designated as "Series B Junior Participating Preferred Stock" is changed from 700,000 to 1,500,000.

     4. Section 1 of the Certificate is corrected to read as follows:

     "Section 1. Designation and Amount. The shares of such series shall be
                 ----------------------
designated as "Series B Junior Participating Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be 1,500,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Stock."

     IN WITNESS WHEREOF, said TiVo Inc. has caused this Certificate to be signed by Alan C. Mendelson, its Secretary, this 17th day of January, 2001.

                                           TIVO, INC.

                                           By: /s/ Alan C. Mendelson
                                               ---------------------------------
                                               Alan C. Mendelson, Secretary